EXHIBIT 16.1

April 10, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

USA

Dear Sirs/Madams:

We have read Item 4.01 of Frederick’s of Hollywood Group, Inc.’s Amendment No. 1 to Form 8-K dated January 28, 2008, and have the following comments:

1.	We agree with the statements made in the second, third, fourth and fifth sentences of the first paragraph, and the second, third, fourth, fifth, sixth and seventh paragraphs of Item 4.01(a).
2.

We have no basis on which to agree or disagree with the statements made in the first and sixth sentences of the first paragraph of part (a) of Item 4.01, part (b) of Item 4.01 and part (b) of Item 9.01.

Yours truly,
/s/ DELOITTE & TOUCHE LLP